                                                                     EXHIBIT 3.3


                           CERTIFICATE OF DESIGNATIONS

                                       OF

              7.25% SERIES A MANDATORY CONVERTIBLE PREFERRED SHARES

                                       OF

                               IPC HOLDINGS, LTD.

         IPC HOLDINGS, LTD., a Bermuda exempted company (the "Company"), hereby certifies that pursuant to resolutions of the Pricing Committee of the Board of Directors of the Company adopted on October 31, 2005, the creation of the 7.25% Series A Mandatory Convertible Preferred Shares, par value U.S.$0.01 per share, liquidation preference U.S.$26.25 per share (the "Convertible Preferred Shares") was authorized, and the designation, preferences and privileges, voting rights, dividend rights, transfer and ownership rights, conversion rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Convertible Preferred Shares, in addition to those set forth in the Memorandum of Association and the Amended and Restated Bye-Laws of the Company, were fixed as follows:

         SECTION 1. DESIGNATION AND RANKING.

                  (a) The distinctive serial designation of such series of preferred shares is "7.25% Series A Mandatory Convertible Preferred Shares," par value U.S. $0.01 per share, liquidation preference U.S. $ 26.25 per share. Each Convertible Preferred Share shall be identical in all respects to every other Convertible Preferred Share, except as to the respective dates from which dividends thereon shall accumulate, to the extent such dates may differ as permitted pursuant to Section 4(a).

                  (b) The Convertible Preferred Shares shall rank as to payment of dividends and distributions of assets upon our dissolution, liquidation or winding up: (1) senior to the Common Shares and any other class or series of Junior Stock; (2) on a parity with any other class or series of Parity Stock;
(3) junior to all the Company's existing and future debt obligations; and (4) junior to any class or series of the Company's share capital the terms of which provide that such class or series will rank senior to the Convertible Preferred Shares; in each case, whether now issued and outstanding or to be issued in the future.

         SECTION 2. NUMBER OF SHARES.

         The authorized number of shares constituting the Convertible Preferred Shares shall be 9,000,000. Any Convertible Preferred Shares cancelled pursuant to conversion into our Common Shares, or otherwise acquired by the Company will have the status of authorized but unissued Convertible Preferred Shares and may be reissued as part of the same class or series by the Board of Directors in the same manner as any other authorized and unissued shares of the Company.

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         SECTION 3. DEFINITIONS.

         As used herein with respect to the Convertible Preferred Shares:

                  (a) "10% Preferred Shareholder" means a person who owns, in the aggregate, (i) directly, (ii) with respect to persons who are U.S. Persons (as defined in the Amended and Restated Bye-Laws), by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended or (iii) beneficially, directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, issued shares of the Company representing ten percent (10%) or more of the total combined voting rights attaching to the issued preferred shares of the Company then permitted to vote as a separate class from the Common Shares, other than, with respect to clause (iii), Excluded Controlled Preferred Shares.

                  (b) "Accelerated Mandatory Conversion Date" shall have the meaning specified in Section 15(a).

                  (c) "Accepted Purchased Shares" shall have the meaning set forth in Section 20(a)(7).

                  (d) "Additional Directors" has the meaning specified in
Section 7(b).

                  (e) "Agent Members" shall have the meaning set forth in
Section 21(a).

                  (f) "AIG Person" shall have the meaning specified in the Amended and Restated Bye-Laws.

                  (g) "Amended and Restated Bye-Laws" means the bye-laws of the Company, as they may be amended or amended and restated from time to time.

                  (h) "Annual Dividend Rate" shall have the meaning set forth in
Section 4(a).

                  (i) "Applicable Market Value" means the average of the Closing Prices per Common Share on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

                  (j) "Board of Directors" means the Board of Directors of the Company.

                  (k) "Business Day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

                  (l) "Cash Merger" shall have the meaning set forth in Section 16(a).

                  (m) "Certificate of Designations" means this Certificate of Designations relating to the Convertible Preferred Shares, as it may be amended from time to time.

                  (n) "Closing Price," with respect to the Common Shares or any securities distributed in a spin-off, as the case may be, on any date of determination, means the closing sale price or, if no closing sale price is reported, the average of the average closing bid and ask prices or, if more than one in either case, the average of the average closing bid and closing ask prices on the Nasdaq National Market on that date. If the Common Shares or any such securities distributed in a spin-off, as the case may be, are not traded on the Nasdaq National Market System on any date of determination, the closing price of the Common Shares or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares or such securities are so listed or quoted, or if the Common Shares or such securities are not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Shares or such securities is so reported, the last quoted bid price for the Common Shares or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of the Common Shares or such securities on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

                  (o) "Commission" means the U.S. Securities and Exchange Commission.

                  (p) "Common Shares" means the common shares, par value U.S.$0.01 per share, of the Company.

                  (q) "Companies Act" means the Companies Act 1981 of Bermuda.

                  (r) "Controlled Preferred Shares" of any person means all preferred shares owned by such person, whether (1) directly, (2) with respect to persons who are U.S. Persons (as defined in the Amended and Restated Bye-Laws), by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code, as amended from time to time, or (3) beneficially owned directly or indirectly within the meaning of
Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder, other than Excluded Controlled Preferred Shares.

                  (s) "Conversion Date" shall have the meaning set forth in
Section 17(a).

                  (t) "Conversion Rate" shall have the meaning set forth in
Section 13(b).

                  (u) "Convertible Preferred Shares" has the meaning specified in the recitals.

                  (v) "Current Market Price" means the average of the daily Closing Prices per Common Share for the five consecutive Trading Days preceding the earlier of (1) the day preceding the date in question and (2) the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any such issuance or distribution, means the first date on which the Common Shares trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the Fixed Conversion Rates for the purposes of Section 20(a)(4) hereof, the Current Market Price per Common Share means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the "ex-date" for such distribution.

                  (w) "Depositary" means DTC or its nominee or any successor appointed by the Company.


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


                  (x) "Dividend Payment Date" has the meaning specified in
Section 4(a).

                  (y) "Dividend Record Date" has the meaning specified in
Section 4(a).

                  (z) "Dividend Period" has the meaning specified in Section
4(a).

                  (aa) "Dividend Threshold Amount" shall have the meaning set forth in Section 20(a)(5).

                  (bb) "DTC" means The Depository Trust Company.

                  (cc) "Early Conversion" shall have the meaning set forth in
Section 14(a).

                  (dd) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

                  (ee) "Exchange Property" shall have the meaning set forth in
Section 20(e).

                  (ff) "Excluded Controlled Preferred Shares" in reference to any person means Controlled Preferred Shares of such person that would not be Controlled Preferred Shares of such person but for sub-clause (3) of the definition of Controlled Preferred Shares, provided that (1) such person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the Exchange Act, (2) such person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares,
(3) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (4) the person would meet the eligibility test for the filing of Schedule 13-G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that the Company shall have received such assurances as it may request confirming that such shares are Excluded Controlled Preferred Shares. The Company may assume that the Controlled Preferred Shares of each Member (as that term is defined in the Amended and Restated Bye-Laws) who is a person do not include any Excluded Controlled Preferred Shares unless such Member otherwise notifies the Company and provides such assurance.

                  (gg) "Expiration Time" shall have the meaning set forth in
Section 20(a)(6).

                  (hh) "Fair Market Value" means (a) in the case of any Spin-Off, the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one Common Share as of the fifteenth Trading Day after the "ex-date" for such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board.

                  (ii) "Fixed Conversion Rates" means the Maximum Conversion Rate and the Minimum Conversion Rate.


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                  (jj) "Global Preferred Share" shall have the meaning set forth in Section 21(a).

                  (kk) "Global Shares Legend" shall have the meaning set forth in Section 21(a).

                  (ll) "Initial Price" shall have the meaning set forth in
Section 13(b).

                  (mm) "Junior Stock" means the Common Shares and any other class or series of share capital of the Company that ranks junior to the Convertible Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets on any liquidation, dissolution or winding-up of the Company.

                  (nn) "Liquidation Preference" has the meaning specified in
Section 5(a).

                  (oo) "Mandatory Conversion Date" means November 15, 2008.

                  (pp) "Maximum Conversion Rate" shall have the meaning set forth in Section 13(b)(3).

                  (qq) "Memorandum of Association" means the Memorandum of Association of the Company, as it may be amended from time to time.

                  (rr) "Merger Early Conversion" shall have the meaning set forth in Section 16(a).

                  (ss) "Merger Early Conversion Date" shall have the meaning set forth in Section 16(b).

                  (tt) "Minimum Conversion Rate" shall have the meaning set forth in Section 13(b)(1).

                  (uu) "Non-Convertible Share" shall have the meaning specified in Section 11 (d).

                  (vv) "Non-Electing Share" shall have the meaning set forth in
Section 20(e).

                  (ww) "Offer Expiration Time" shall have the meaning set forth in Section 20(a)(7).

                  (xx) "Parity Stock" means any class or series of share capital of the Company that ranks equally with the Convertible Preferred Shares both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the Company.

                  (yy) "Present Value" shall have the meaning specified in
Section 15(c).

                  (zz) "Purchased Shares" shall have the meaning set forth in
Section 20(a)(6).

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                  (aaa) "Register of Members" means the Register of Members of the Company.

                  (bbb) "Reorganization Event" shall have the meaning set forth in Section 20(e).

                  (ccc) "Securities Act" means the U.S. Securities Act of 1933, as amended.

                  (ddd) "set aside for payment" means, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of the funds to be so paid on any class or series of the Company's shares; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set aside for payment" with respect to the Convertible Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

                  (eee) "Spin-Off" means a dividend or other distribution of shares of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

                  (fff) "Surviving Company" shall have the meaning set forth in
Section 16(b).

                  (ggg) "Threshold Appreciation Price" shall have the meaning set forth in Section 13(b).

                  (hhh) "Trading Day" means a day on which the Common Shares:

                           (1) are not suspended from trading on any national or
                  regional securities exchange or association or over-the-counter market at the close of business; and

                           (2) have traded at least once on the national or
                  regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Shares.

                  (iii) "Transfer Agent" means Computershare Investor Services, having its office at 2 North LaSalle Street, Chicago, Illinois 60602, as the transfer agent, branch registrar and dividend disbursement agent for the Convertible Preferred Shares, or any successor duly appointed by the Company.

                  (jjj) "Treasury Yield" shall have the meaning specified in
Section 15(c).

         SECTION 4. DIVIDENDS.

                  (a) Rate. (1) Holders of Convertible Preferred Shares will be entitled to receive, only when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Bermuda law, cumulative preferential cash dividends from the original issue date, quarterly in arrears, on the fifteenth day of February, May, August and November of each year prior to the Mandatory Conversion Date (each, a "Dividend Payment

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Date") and on the Mandatory Conversion Date, commencing on February 15, 2006.
Such dividends will begin to accrue and accumulate from the Issue Date, with respect to each Dividend Period, in an amount per share equal to 7.25% of the Liquidation Preference per annum (the "Annual Dividend Rate") (equivalent to U.S $1.903125 per share), whether or not in any Dividend Period or Dividend Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends shall be declared, subject to adjustment for share splits, subdivisions, consolidations, combinations, reclassifications or other similar event involving the Convertible Preferred Shares, as set forth in Section 20. The amount of dividends payable on each Convertible Preferred Share for each full Dividend Period (as defined in Section 4(a)(3)) will be computed by dividing the Annual Dividend Rate by four. The amount of dividends payable for any other period that is shorter or longer than a full Dividend Period will be computed on the basis of a 360-day year consisting of 12 30-day months. In the event that the Company issues additional Convertible Preferred Shares after the original issue date, to the extent declared, dividends on such additional Convertible Preferred Shares may accumulate from their original issue date or any other date the Company may specify at the time such additional shares are issued.

                           (2) Dividends that are payable on Convertible
                  Preferred Shares on any Dividend Payment Date will be payable to holders of record of Convertible Preferred Shares as they appear on the Register of Members on the applicable record date, which shall be the last calendar day of the month preceding such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). These Dividend Record Dates will apply regardless of whether a particular Dividend Record Date is a Business Day. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders as they appear on the Register of Members on a date, which shall not be more than 60, nor less than 10 days preceding the payment date thereof. Any dividend payment made on the Convertible Preferred Shares shall first be credited against the earliest accrued but unpaid dividend with respect to Convertible Preferred Shares that remains payable.

                           (3) A dividend period (each, a "Dividend Period") is
                  the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Convertible Preferred Shares and will end on and exclude the February 15, 2006 Dividend Payment Date. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day after the original Dividend Payment Date, and no additional dividends shall accumulate on the amount so payable from such date to such next succeeding Business Day.

                           (4) No dividends on Convertible Preferred Shares
                  shall be declared by the Board or paid or set aside for payment at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting aside for payment or provide that such declaration, payment or setting aside for payment would constitute a breach thereof or default thereunder, or if such declaration, payment or setting apart shall be restricted or prohibited by applicable law.

                           (5) Holders of Convertible Preferred Shares shall not
                  be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Convertible Preferred Shares as specified in this Section 4.

                           (6) If the Board of Directors, or an authorized
                  committee thereof, does not declare or pay a dividend in respect of any Dividend Payment Date, the Board of Directors or an authorized committee thereof may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of the Convertible Preferred Shares as they appear on the Register of Members on a record date selected by the Board of Directors or an authorized committee thereof. That date must (i) not be less than 10 days prior to the date the dividend is paid and (ii) not be more than 60 days prior to the date the dividend is paid.

                  (b) Priority of Dividends. (1) So long as any Convertible Preferred Shares remain issued and outstanding for any Dividend Period, unless the full cumulative unpaid dividends on all issued and outstanding Convertible Preferred Shares and Parity Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside for payment: (1) no dividend shall be paid or declared on any Junior Stock, other than a dividend payable solely in Junior Stock; and (2) no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock or (B) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock).

                           (2) When dividends are not paid or duly provided for
                  in full on any Dividend Payment Date on the Convertible Preferred Shares and any shares of Parity Stock, all dividends declared upon the Convertible Preferred Shares and all such Parity Stock and payable on such Dividend Payment Date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per Convertible Preferred Share and all Parity Stock payable on such Dividend Payment Date bear to each other. In the case of any Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Convertible Preferred Shares, the measurement date for such Parity Stock shall be the dividend payment date falling within the related Dividend Period for the Convertible Preferred Shares.

                  (c) Restrictions on Payment of Dividends. The Company may not declare or pay a dividend if there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Company's assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.

         SECTION 5. LIQUIDATION RIGHTS.

                  (a) Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Convertible Preferred Shares shall receive out of the Company's assets available for distribution to shareholders, after satisfaction of indebtedness and other non-equity claims, if any, before any distribution of assets or payment is made to holders of Junior Stock as to the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, a liquidation preference in the amount of U.S.$26.25 per share (the "Liquidation Preference"), subject to adjustment for share splits, combinations, reclassifications or other similar events involving the Convertible Preferred Shares, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then current Dividend Period until the payment date and all prior Dividend Periods and such holders shall be deemed to be the holders of record for such Dividend Periods or portions thereof. Holders of the Convertible Preferred Shares will not be entitled to any other amounts from the Company after they have received their full Liquidation Preference, as adjusted for share splits, combinations, reclassifications or other similar events involving the Convertible Preferred Shares plus accrued, cumulated and unpaid dividends.

                  (b) Partial Payment. If the Company's assets are not sufficient to pay the Liquidation Preferences in full to all holders of the Convertible Preferred Shares and all holders of any Parity Stock, the amounts paid to the holders of Convertible Preferred Shares and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate Liquidation Preferences of such holders.

                  (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Convertible Preferred Shares and any holders of Parity Stock, the holders of the Company's other share capital shall be entitled to receive all of the Company's remaining assets according to their respective rights and preferences.

                  (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, a consolidation, amalgamation, merger, arrangement or reconstruction involving the Company or the sale or transfer of all or substantially all of the shares or the property or business of the Company will not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

         SECTION 6. NO REDEMPTION OR SINKING FUND.

                  (a) No Redemption. The Convertible Preferred Shares are not redeemable.

                  (b) No Sinking Fund. The Convertible Preferred Shares will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Convertible Preferred Shares will have no right to require redemption, repurchase or retirement of any Convertible Preferred Shares.

         SECTION 7. VOTING RIGHTS.

                  (a) General. Except as provided below or as required by law, the holders of the Convertible Preferred Shares will not have any voting rights.

                  (b) Right to Elect Up To Two Directors upon Nonpayment Events.
(1) Whenever dividends payable on Convertible Preferred Shares or any class or series of preferred shares so designated by the Board of Directors have not been declared by the Board of Directors and paid in an aggregate amount equivalent to six full quarterly dividends (whether or not consecutive) on all of the Convertible Preferred Shares then issued and outstanding, the holders of the Convertible Preferred Shares, together with the holders of each such class or series of preferred shares so designated by the Board of Directors, will have the right, all voting together as a single class regardless of class or series, to elect up to two directors to the Board of Directors (the "Additional Directors"). The Company will use its reasonable best efforts to effectuate the election or appointment of these two directors.

                           (2) Whenever dividends on the Convertible Preferred
                  Shares or any other class or series of preferred shares so designated by the Board of Directors then issued and outstanding have been paid in full or declared and sufficient funds have been set aside for payment for at least four Dividend Periods, the right of holders of the Convertible Preferred Shares and of such other class or series of preferred shares so designated by the Board of Directors to elect the Additional Directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future arrears in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the terms of office of the Additional Directors elected or appointed to the Board of Directors will expire at the next following annual general meeting.

                           (3) At any time when such special right has vested in
                  the holders of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors as described in the first paragraph of this
                  Section 7(b), such right may be exercised initially either at a special meeting of the holders of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors or at any annual general meeting of shareholders of the Company, and thereafter at annual general meetings of shareholders of the Company. At any time when such special right has vested, the Company will, upon the written request of the holders of record of at least 10% of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors then issued and outstanding addressed to the Company's secretary, call a special general meeting of the holders of the Convertible Preferred Shares and Parity Stock so designated by the Board of Directors for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the Amended and Restated Bye-Laws (or if there be no designation, at the Company's principal office in Bermuda). If the Company does not call such meeting within 20 days after the Company's secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Company's secretary at the Company's principal office in Bermuda, then the holders of record of at least 10% of the Convertible Preferred Shares or any other class or series of preferred shares so designated by the Board of Directors then issued and outstanding may designate in writing one holder to call such meeting at the Company's expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders of the Company and will be held in

                  Bermuda, unless the Company otherwise designates. Any holder of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors will have access to the Register of Members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.

                           (4) At any annual or special general meeting at which
                  the holders of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors have the special right to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of the Convertible Preferred Shares or other class or series of preferred shares so designated by the Board of Directors will be required to constitute a quorum for the election of any director by the holders of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors, voting as a class. At any such meeting or adjournment thereof, the absence of a quorum of the Convertible Preferred Shares and any other class or series of preferred shares so designated by the Board of Directors will not prevent the election of directors other than Additional Directors, and the absence of a quorum for the election of such other directors will not prevent the election of the Additional Directors.

                           (5) During any period in which the holders of the
                  Convertible Preferred Shares and any other class or series of preferred shares so designated by the Board of Directors have the right to vote as a class for Additional Directors as described above, any vacancies in the Board of Directors will be filled by the Board of Directors pursuant to the Amended and Restated Bye-Laws. During such period, the Additional Directors will continue in office (A) until the next succeeding annual general meeting when their successors, if any, are elected by such holders or (B) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors to vote as a class for directors, if earlier. Upon any termination of the right of the holders of the Convertible Preferred Shares and any other class or series of preferred shares so designated by the Board of Directors to vote as a class for directors as provided herein, the terms of office of the Additional Directors then in office so elected by the holders of the Convertible Preferred Shares and such other class or series of preferred shares so designated by the Board of Directors will expire at the next following annual general meeting.

                  (c) Additional Voting Rights. (1) So long as any Convertible Preferred Shares are issued and outstanding, in addition to any other vote or consent of shareholders required by law or by the Amended and Restated Bye-Laws, the written consent of the holders of at least 75% of the Convertible Preferred Shares at the time issued and outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the Convertible Preferred Shares shall be necessary for effecting or validating:

                           (A) any amendment, alteration or repeal of any of the provisions of the Memorandum of Association, the Amended and Restated Bye-Laws or this Certificate of Designations that would vary the rights of the holders of the Convertible Preferred Shares; or

                           (B) an amalgamation that affects the rights of the holders of the Convertible Preferred Shares;

         provided, however, that the issuance of any Junior Stock or Parity Stock or any shares of any class or series or any security convertible into shares of any class or series ranking senior to the Convertible Preferred Shares as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding-up of the Company shall not be deemed to vary the rights of the holders of Convertible Preferred Shares.

                            (2) The holders of the Convertible Preferred Shares shall not be entitled to vote on any sale of all or substantially all of the assets of the Company.

                            (3) For purposes of any vote by the holders of the Convertible Preferred Shares or other preferred shares that are entitled to vote pursuant to the foregoing provisions of this Section 7, each such share shall have one (1) vote per share.

                            (4)      The foregoing voting provisions of this
                  Section 7 will not apply with respect to the Convertible Preferred Shares if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding Convertible Preferred Shares shall have been converted in accordance with the terms of this Certificate of Designations.

         SECTION 8. RECORD HOLDERS.

         To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the record holder of any Convertible Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

         SECTION 9. NOTICES.

         All notices or communications in respect of Convertible Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, the Memorandum of Association, the Amended and Restated Bye-Laws or by applicable law.

         SECTION 10. NO PREEMPTIVE RIGHTS.

         No Convertible Preferred Share shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

         SECTION 11. LIMITATIONS ON VOTING RIGHTS, TRANSFER, OWNERSHIP AND CONVERSION RIGHTS.

                  (a) The Board of Directors shall decline to register a transfer of Convertible Preferred Shares if the Board of Directors have reason to believe that the effect of such transfer would be (1) to increase the number of total "Controlled Shares" (as that term is defined in the Amended and Restated Bye-Laws) of any person other than an AIG Person to ten percent (10%) or any higher percentage of the Common Shares (including those Common Shares constructively owned pursuant to Section 958 of the Code by the relevant person) or (2) that an AIG Person would become or continue to be a "United States 25% Shareholder" (as that term is defined in the Amended and Restated Bye-Laws), in each case (1) and (2) on an Unadjusted Basis (as that term is defined in the Amended and Restated Bye-Laws).

                  (b) (1) With respect to any voting rights of the holders of Convertible Preferred Shares pursuant to Section 7(b) or 7(c) hereof and with respect to any other matter in which the Convertible Preferred Shares or any other class or series of preferred shares so designated by the Board of Directors do not vote together with the Common Shares, subject to applicable law, each Convertible Preferred Share or each share of such other class or series of preferred shares so designated by the Board of Directors voting with the Convertible Preferred Shares shall have one vote per preferred share; provided, however, if and for so long as the number of issued Controlled Preferred Shares of any Person would constitute ten percent (10%) or more of the total combined voting rights attaching to the issued preferred shares of the Company then permitted to so vote (calculated after giving effect to any prior reduction in voting rights attaching to preferred shares of other persons as provided in this subsection (b)), subject to applicable law, each such issued Controlled Preferred Share, regardless of the identity of the registered holder thereof, shall confer only a fraction of a vote as determined by the following formula:

                               (T - C) / (9.1 x C)

                  Where: "T" is the aggregate number of votes conferred by all the issued preferred shares immediately prior to that application of this formula with respect to such issued Controlled Preferred Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Preferred Shares as described in paragraph (2) below as at the same date; and

                  "C" is the number of issued Controlled Preferred Shares attributable to such person.

                           (2) The above formula shall be applied successively
                  as many times as may be necessary to ensure that no person shall be a 10% Preferred Shareholder at any time. For the purposes of determining the votes exercisable by Members (as that term is defined in the Amended and Restated Bye-Laws) as at any date, the above formula shall be applied to the preferred shares of each Member in declining order based on the respective numbers of total Controlled Preferred Shares attributable to each Member. Thus, the above formula will be applied first to the votes of shares held by the Member to whom the largest number of total Controlled Preferred Shares is attributable and thereafter sequentially with respect to the Member with the next largest number of total Controlled Preferred Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued preferred shares as of such date, as reduced by the application of the above formula to any issued preferred shares of any Member with a larger number of total Controlled Preferred Shares as of such date.

                           (3) Notwithstanding the provisions of paragraphs (1)
                  and (2) of this subsection (b), having applied the provisions thereof as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes attaching to the preferred shares of any Member that they consider fair and reasonable in all the circumstances to ensure that no person shall be a 10% Preferred Shareholder at any time.

                           (4) The foregoing voting restrictions shall be in
                  addition to, and not in substitution for, all voting cutback provisions applied to the Common Shares (including preferred shares treated as Common Shares under clause (c) below) under
                  Section 52 of the Amended and Restated Bye-Laws.

                  (c) In the event the Convertible Preferred Shares or any other class or series of preferred shares so designated by the Board of Directors vote together with the Common Shares, subject to applicable law, each Convertible Preferred Share or each share of such other class or series of preferred shares so designated by the Board of Directors shall have one vote per preferred share and the holders thereof shall be subject to the voting cut-back provisions set forth in Section 52 of the Amended and Restated Bye-Laws as if each such preferred share were one Common Share.

                  (d) Notwithstanding anything to the contrary in this Certificate of Designations, and in furtherance of the voting, transfer and ownership restrictions contained in the Amended and Restated Bye-Laws, no Convertible Preferred Share may be converted, either mandatorily or at the option of the holder, under any circumstances if the conversion of such share (a "Non-Convertible Share") will cause, on an "Unadjusted Basis" (as that term is defined in the Amended and Restated Bye-Laws) (1) any person (other than an AIG Person) to become a "10% Shareholder" (as such term is defined in the Amended and Restated Bye-Laws), (2) an AIG Person to become a "United States 25% Shareholder" (as that term is defined in the Amended and Restated Bye-Laws), or
(3) the number of "Controlled Shares" (as that term is defined in the Amended and Restated Bye-Laws) of any person other than an AIG Person to be ten percent (10%) or any higher percentage of the Common Shares (including those Common Shares constructively owned pursuant to Section 958 of the Code by the relevant person). Any holder of Non-Convertible Shares must dispose of such Non-Convertible Shares to a third party prior to the Conversion Date as specified in sub-section (e) below.

                  (e) If any person (the "converting holder") shall have obtained and/or converted any Convertible Preferred Shares, either in violation of paragraphs (a) or (d) of this Section 11 or in any other manner, with the result that, on an "Unadjusted Basis" (as that term is defined in the Amended and Restated Bye-Laws), any person (other than an AIG Person) becomes a "10% Shareholder" (as that term in defined in the Amended and Restated Bye-Laws), an AIG Person becomes a "United States 25% Shareholder" (as that term is defined in the Amended and Restated Bye-Laws) or the number of "Controlled Shares" (as that term is defined in the Amended and Restated Bye-Laws) of any person other than an AIG Person being ten percent (10%) or any higher percentage of the Common Shares (including those Common Shares constructively owned pursuant to Section 958 of the Code by the relevant person), the Company, in its sole discretion, may either (1) subject to the Companies Act, acquire the converting holder's Common Shares received pursuant to conversion of any such Convertible Preferred Shares at a price per share equal to the lesser of (A) the Closing Price of such Common Shares on the date of purchase or (B) the Closing Price of the converted Convertible Preferred Shares on the date of conversion; (2) assign such right to acquire Common Shares to any person whose acquisition of such Common Shares will not result in any person (other than an AIG Person) becoming a "10% Shareholder" (as that term is defined in the Amended and Restated Bye-Laws), an AIG Person becoming a United States 25% Shareholder, (as that term is defined in the Amended and Restated Bye-laws), or the number of "Controlled Shares" (as that term is defined in the Amended and Restated Bye-Laws) of any person other than an AIG Person being ten percent (10%) or any higher percentage of the Common Shares (including those Common Shares constructively owned pursuant to Section 958 of the Code by the relevant person), in each case on an Unadjusted Basis (as that term is defined in the Amended and Restated Bye-Laws), or (3) if the Closing Price of such Common Shares is not greater than the price referred to in clause (1)(B) preceding, require such person to dispose of such Common Shares to a third party.

                  (f) The Board of Directors also may, in its absolute discretion, decline to register the transfer of any Convertible Preferred Share if it has reason to believe (i) that the transfer may expose the Company, any of its subsidiaries, any shareholder or any person ceding insurance to the Company or any of its subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.

                  (g) The Company is authorized to request information from any holder or prospective acquiror of Convertible Preferred Shares as necessary to give effect to the transfer, issuance, conversion and repurchase restrictions described in this Certificate of Designations, and may decline to effect any such transfer, issuance, conversion or repurchase if complete and accurate information is not received as requested.

         SECTION 12. OTHER RIGHTS.

         The Convertible Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in this Certificate of Designations, the Memorandum of Association, the Amended and Restated Bye-Laws or applicable Bermuda law.

         SECTION 13. MANDATORY CONVERSION ON THE MANDATORY CONVERSION DATE.

                  (a) Each Convertible Preferred Share will automatically convert (unless previously converted at the option of the holder in accordance with Section 14 hereof, at the option of the Company pursuant to Section 15 hereof or pursuant to an exercise of a Merger Early

Conversion right pursuant to Section 16 hereof) on the Mandatory Conversion Date, into a number of Common Shares equal to the Conversion Rate.

                  (b) The "Conversion Rate" shall be as follows:

                           (1) if the Applicable Market Value of the Common
                  Shares is equal to or greater than U.S.$31.50 (the "Threshold Appreciation Price"), then the Conversion Rate shall be equal to 0.8333 Common Shares per Convertible Preferred Share (the "Minimum Conversion Rate"), which is equal to U.S.$26.25 divided by the Threshold Appreciation Price);

                           (2) if the Applicable Market Value of the Common
                  Shares is less than the Threshold Appreciation Price but greater than U.S.$26.25 (the "Initial Price"), then the Conversion Rate shall be equal to U.S.$26.25 divided by the Applicable Market Value of the Common Shares; or

                           (3) if the Applicable Market Value of the Common
                  Shares is less than or equal to the Initial Price, then the Conversion Rate shall be equal to 1.0000 Common Shares per Convertible Preferred Share (the "Maximum Conversion Rate"), which is equal to U.S.$26.25 divided by the Initial Price.

The Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 20.

                  (c) The holders of Convertible Preferred Shares on the Mandatory Conversion Date shall have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on the Convertible Preferred Shares, whether or not declared prior to that date, for the then current Dividend Period until the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Shares payable to holders of record as of a prior date), provided that the Company is legally permitted to pay such dividends at such time.

         SECTION 14. EARLY CONVERSION AT THE OPTION OF THE HOLDER.

                  (a) Convertible Preferred Shares are convertible, in whole or in part at the option of the holder thereof ("Early Conversion") at any time prior to the Mandatory Conversion Date, into Common Shares at the Minimum Conversion Rate, subject to adjustment as set forth in Section 20.

                  (b) Any written notice of conversion pursuant to this Section 14 shall be duly executed by the holder, sent by the holder to the office of the Transfer Agent and contain:

                           (1) the number of Convertible Preferred Shares to be
                  converted;

                           (2) the name(s) in which such holder desires the
                  Common Shares issuable upon conversion to be registered and whether such Common Shares are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any such Common Shares are to be registered in a name other than the name of such holder);

                           (3) if certificates are to be issued, the address to
                  which such holder wishes delivery to be made of such new certificates to be issued upon such conversion; and

                           (4) any other transfer forms, tax forms or other
                  relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

                  (c) If specified by the holder in the notice of conversion that, subject to the requirements of Section 11, Common Shares issuable upon conversion of the Convertible Preferred Shares shall be registered in the name of a person other than the holder surrendering the Convertible Preferred Shares being converted, the holder shall pay or cause to be paid any transfer or similar taxes payable in connection with such Common Shares.

                  (d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion in accordance with Section 14(b), compliance with
Section 14(c), if applicable, and upon surrender of a certificate representing the Convertible Preferred Shares to be converted (if held in certificated form), the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of Common Shares to which such holder shall be entitled upon conversion in the name(s) specified by such holder in the notice of conversion. If Common Shares are issuable upon conversion of Convertible Preferred Shares in certificated form, the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the holder thereof, at the address designated by such holder in the written notice of conversion, a certificate or certificates representing the number of Common Shares to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Convertible Preferred Shares, only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of Convertible Preferred Shares that shall not have been converted.

                  (e) The issuance by the Company of Common Shares upon a conversion of Convertible Preferred Shares in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 14(b) hereof, compliance with Section 14(c), if applicable, and the surrender by such holder or such holder's designee of the certificate or certificates representing the Convertible Preferred Shares to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed share transfer forms relating thereto).

                  (f) A holder of a Convertible Preferred Share on the Early Conversion Date with respect to such share shall have the right to receive an amount in cash equal to the sum of all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then current Dividend Period until the Early Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Shares payable to holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends. Except as described above, upon any optional conversion of the Convertible Preferred Shares, the Company will make no payment or allowance for unpaid dividends on the Convertible Preferred Shares.

         SECTION 15. ACCELERATION OF MANDATORY CONVERSION AT THE OPTION OF THE COMPANY.

                  (a) At any time prior to the Conversion Date, if the Company or any other person submits to the holders of the Company's shares a proposal for an amalgamation or if the Company or any other person submits any proposal for any other matter that, under Bermuda law, requires for its validation or effectuation an affirmative vote of the holders of the Convertible Preferred Shares at the time issued and outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class, the Company may, by not less than 30 nor more than 60 days' prior written notice to the relevant holders accelerate the Mandatory Conversion Date (such date, the "Accelerated Mandatory Conversion Date") of all of the issued and outstanding Convertible Preferred Shares at the Maximum Conversion Rate per share, subject to adjustments as set forth in Section 20.

                  (b) The holders of Convertible Preferred Shares on the Accelerated Mandatory Conversion Date shall have the right to receive an amount in cash equal to (A) all accrued, cumulated and unpaid dividends on the Convertible Preferred Shares, whether or not declared prior to that date, for the then current Dividend Period until the Accelerated Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Shares payable to holders of record as of a prior date), if the Company is legally permitted to pay such dividends at such time, and (B) the Present Value of all remaining future dividend payments through and including November 15, 2008.

                  (c) The "Present Value" of the remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield. "Treasury Yield" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to November 15, 2008, provided, however, that if the then remaining term to November 15, 2008 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to November 15, 2008 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

         SECTION 16. EARLY CONVERSION UPON CASH MERGER AT THE OPTION OF THE HOLDER.

                  (a) In the event of an amalgamation, merger or consolidation of the Company of the type described in Section 20(e)(1) in which the Common Shares issued and outstanding immediately prior to such amalgamation, merger or consolidation are exchanged for consideration consisting of at least 30% cash or cash equivalents (any such event, a "Cash Merger"), then the holders of the Convertible Preferred Shares shall have the right to convert their

Convertible Preferred Shares prior to the Mandatory Conversion Date (the "Merger Early Conversion").

                  (b) On or before the fifth Business Day after the consummation of a Cash Merger, the Company or the company continuing or surviving the Cash Merger (the "Surviving Company") or, at the request and expense of the Surviving Company, the Transfer Agent, shall give all holders notice of the occurrence of the Cash Merger and of the Merger Early Conversion right arising as a result thereof. The Surviving Company shall also deliver a copy of such notice to the Transfer Agent. Each such notice shall contain:

                           (1) the date, which shall be not less than 20 nor
                  more than 35 calendar days after the date of such notice, on which the Merger Early Conversion may be effected (such date being the "Merger Early Conversion Date");

                           (2) the date, which shall be on, or one Business Day
                  prior to, the Merger Early Conversion Date, by which the Merger Early Conversion right must be exercised;

                           (3) the Conversion Rate in effect on the Trading Day
                  immediately preceding such Cash Merger (calculated as if the Trading Day immediately preceding such Cash Merger were the Mandatory Conversion Date) and the kind and amount of securities, cash and other property receivable per Convertible Preferred Share by the holder upon conversion of Convertible Preferred Shares pursuant to Section 16(d); and

                           (4) the instructions a holder must follow to exercise
                  the Merger Early Conversion right.

                  (c) To exercise a Merger Early Conversion right, a holder shall deliver to the Transfer Agent at its office by 5:00 p.m., New York City time, on or before the date by which the Merger Early Conversion right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the Convertible Preferred Shares with respect to which the Merger Early Conversion right is being exercised, duly assigned or endorsed for transfer to the Surviving Company (if appropriate), or accompanied by duly executed share transfer terms relating thereto (if appropriate), or in blank, with a written notice to the Surviving Company stating the holder's intention to convert early in connection with the Cash Merger, containing the information set forth in Section 14(b) and providing the Surviving Company with payment instructions.

                  (d) If a holder exercises its Merger Early Conversion right pursuant to the terms hereof, on the Merger Early Conversion Date the Surviving Company shall deliver or cause to be delivered the net cash, securities and other property entitled to be received by such exercising holder, determined by assuming the holder had converted its Convertible Preferred Shares immediately before the Cash Merger at the Conversion Rate in effect on the Trading Day immediately preceding such Cash Merger calculated in accordance with Section 13(b) hereof (as if such date were the Mandatory Conversion Date) and that such holder was not the counterparty to the Cash Merger or an affiliate of such other party and did not exercise any rights of election with respect to the kind or amount of consideration to be received. In the event a Merger Early Conversion right is exercised by a holder in accordance with the terms hereof, (i) all references herein to Mandatory Conversion Date shall be deemed to refer to such Merger Early Conversion Date and (ii) if a Reorganization Event (other than the Cash Merger) has previously occurred, "Applicable Market Value" shall be deemed to refer to the Applicable Market Value of the Exchange Property as determined in accordance with Section 20(e). If a holder does not elect to exercise the Merger Early Conversion right pursuant to this Section 16, in lieu of Common Shares, the Surviving Company shall deliver to such holder on the Mandatory Conversion Date, the Accelerated Mandatory Conversion Date or an Early Conversion Date, such net cash, securities and other property as determined in accordance with Section 14(e).

                  (e) Upon a Merger Early Conversion, the Transfer Agent shall, in accordance with the instructions provided by the holder thereof in the written notice provided to the Surviving Company as set forth above, deliver to the holder such net cash, securities or other property issuable upon such Merger Early Conversion, together with payment in lieu of any fraction of a share, as provided herein.

                  (f) In the event that a Merger Early Conversion is effected with respect to Convertible Preferred Shares representing less than all the Convertible Preferred Shares held by a holder, upon such Merger Early Conversion the Surviving Company shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to the holder thereof, at the expense of the Surviving Company, a certificate evidencing the Convertible Preferred Shares as to which Merger Early Conversion was not effected.

                  (g) In the event that a Merger Early Conversion is effected, the holder of such Convertible Preferred Shares on the Merger Early Conversion Date with respect to such shares shall have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends, whether or not declared prior to the Merger Early Conversion Date, for the portion of the then-current Dividend Period until the Merger Early Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Shares payable to holders of record as of a prior date), provided that at such time the Company is then legally permitted to pay such dividends. Except as described above, upon any optional conversion of the Convertible Preferred Shares, the Company will make no payment or allowance for unpaid dividends on the Convertible Preferred Shares.

         SECTION 17. CONVERSION PROCEDURES.

                  (a) Upon issuance and delivery to the Transfer Agent of certificates representing the Common Shares to be delivered upon conversion of the Convertible Preferred Shares on the Mandatory Conversion Date, the Accelerated Mandatory Conversion Date, the Merger Early Conversion Date or any Early Conversion Date (collectively, a "Conversion Date"), dividends on any Convertible Preferred Shares converted to Common Shares shall cease to accrue and such Convertible Preferred Shares shall cease to be issued and outstanding, in each case, subject to the right of holders of such shares to receive any accrued and unpaid dividends on such shares to which they are otherwise entitled pursuant to Section 13, 14, 15 or 16 hereof, as applicable.

                  (b) The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of the close of business on the Mandatory Conversion Date, the Merger Early Conversion Date, the Accelerated Mandatory Conversion Date or any Early Conversion Date, as the case may be. No allowance or adjustment, except as set forth in Section 20, shall be made in respect of dividends payable to holders of Common Shares of record as of any date prior to such Conversion Date. Prior to such Conversion Date, Common Shares issuable upon conversion of any Convertible Preferred Shares shall not be deemed issued and outstanding for any purpose, and holders of Convertible Preferred Shares shall have no rights with respect to the Common Shares (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares) by virtue of holding Convertible Preferred Shares.

                  (c) Any delivery of Common Shares issuable upon conversion of Convertible Preferred Shares may be effected by way of share repurchase and issuance, reclassification, bonus issue, share consolidation, share subdivision or any other manner permitted by law.


                  (d) In the event that a holder of Convertible Preferred Shares shall not by written notice designate the name in which Common Share to be issued upon conversion of such shares should be registered or the address to which the certificate or certificates representing such shares should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the holder of such Convertible Preferred Shares as shown on the records of the Company and to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Company.


         SECTION 18. RESERVATION OF COMMON SHARES.

                  (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of Convertible Preferred Shares as herein provided, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Convertible Preferred Shares then issued and outstanding. For purposes of this Section 18(a), the number of Common Shares that shall be deliverable upon the conversion of all issued and outstanding Convertible Preferred Shares shall be computed as if at the time of computation all such issued and outstanding Convertible Preferred Shares were held by a single holder.

                  (b) All Common Shares delivered upon conversion of the Convertible Preferred Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders).

                  (c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Shares, the Company shall use its reasonable best efforts to comply with all Bermuda and U.S. federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                  (d) If at any time the Common Shares shall be traded on the Nasdaq National Market System or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed for trading, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all Common Shares issuable upon conversion of the Convertible Preferred Shares; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Shares until the first conversion of Convertible Preferred Shares into Common Shares in accordance with the provisions hereof, the Company shall list such Common Shares issuable upon conversion of the Convertible Preferred Shares in accordance with the requirements of such exchange or automated quotation system at such time.

         SECTION 19. FRACTIONAL SHARES.

                  (a) No fractional Common Shares will be issued as a result of any conversion of Convertible Preferred Shares.

                  (b) In lieu of any fractional Common Shares otherwise issuable in respect of any mandatory conversion pursuant to Section 13 hereof, any conversion at the option of the Company pursuant to Section 15 hereof or a conversion at the option of the holder pursuant to Section 14 or Section 16 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

                           (1) in the case of a conversion pursuant to Section
                  13 or Section 15 hereof or a Merger Early Conversion pursuant to Section 16, the Current Market Price; and

                           (2) in the case of an Early Conversion pursuant to
                  Section 14 hereof, the Closing Price of the Common Shares determined as of the second Trading Day immediately preceding the effective date of conversion.

                  (c) If more than one Convertible Preferred Share is surrendered for conversion at one time by or for the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Convertible Preferred Shares so surrendered.

         SECTION 20. ANTI-DILUTION ADJUSTMENTS TO THE FIXED CONVERSION RATES.

                  (a) Each Fixed Conversion Rate and, consequently, the number of Common Shares to be delivered upon conversion shall be subject to the following adjustments.

                           (1) Share Dividends and Distributions. In case the
                  Company shall pay or make a dividend, bonus issue or other distribution on the Common Shares in Common Shares, each Fixed Conversion Rate, as in effect at the opening of business on the Business Day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution, shall be increased by dividing such Fixed Conversion Rate by a fraction of which the numerator shall be the number of Common Shares issued and outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of Common Shares issued and outstanding and the total number of Common Shares constituting such dividend, bonus issue or other distribution, such increase to become effective immediately after the opening of business on the Business Day following the date fixed for such determination. For the purposes of this sub-section (1), the number of Common Shares at the time issued and outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.

                           (2) Subdivisions, Splits, Consolidations and
                  Combinations of the Common Shares. In case issued and outstanding Common Shares shall be subdivided or split into a greater number of common shares of the Company, each Fixed Conversion Rate in effect at the opening of business on the day following the Business Day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case issued and outstanding Common Shares shall each be consolidated or combined into a smaller number of common shares of the Company, such Fixed Conversion Rate in effect at the opening of business on the Business Day following the day upon which such consolidation or combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision, split or combination becomes effective.

                           (3) Issuance of Share Purchase Rights. In case the
                  Company shall issue rights or warrants to all holders of its Common Shares (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase Common Shares at a price per share less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, each Fixed Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Fixed Conversion Rate by a fraction, the numerator of which shall be the number of Common Shares issued and outstanding at the close of business on the Business Day fixed for such determination plus the number of Common Shares so offered for subscription or purchase and the denominator of which shall be the number of Common Shares issued and outstanding at the close of business on the Business Day fixed for such determination plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately after the opening of business on the Business Day following the date fixed for such determination. For the purposes of this clause (3), the number of Common Shares at any time issued and outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.

                           (4) Debt or Asset Distribution. (A) In case the
                  Company shall, by dividend, bonus issue or otherwise, distribute to all holders of its Common Shares evidences of its indebtedness, shares, securities, cash or other assets (excluding any dividend, bonus issue or distribution referred to in Section 20(a)(1) or Section 20(a)(2) hereof, any rights or warrants referred to in Section 20(a)(3) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the

                  Company or any subsidiary of the Company, and any dividend or business issue of shares of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 20(a)(4)(B) below), each Fixed Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the Business Day fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price per Common Share on the date fixed for such determination and the denominator of which shall be such Current Market Price per Common Share less the then Fair Market Value of the portion of the evidences of indebtedness, shares, securities, cash or other assets so distributed applicable to one Common Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this clause (4)(A) of this Section 20(a) is applicable, clause (4)(B) of this Section 20(a) shall not be applicable.

                           (B) In the case of a Spin-Off, each Fixed Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying each Fixed Conversion Rate by a fraction, the numerator of which is the Current Market Price per Common Share plus the Fair Market Value of the portion of those shares or similar equity interests so distributed applicable to one Common Share and the denominator of which is the Current Market Price per Common Share. Any adjustment to the Conversion Rate under this clause (4)(B) of this Section 20(a) will occur on the 15th Trading Day from, but excluding, the "ex-date" with respect to the Spin-Off.

                           (5) Cash Distributions. (A) In case the Company shall
                  make a distribution exclusively in cash to all holders of the Common Shares immediately after the close of business on the date fixed for determination, each Fixed Conversion Rate will be adjusted by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the shareholders of the Company entitled to receive such distribution by a fraction, the numerator of which will be the Current Market Price of the Common Shares on the date fixed for such determination and the denominator of which will be the Current Market Price of the Common Shares on the date fixed for such determination minus the amount per share of such dividend or distribution; provided that no adjustment will be made to either Fixed Conversion Rate for (i) any cash that is distributed in a Reorganization Event to which Section 20(e) applies or as part of a distribution referred to in paragraph (4) of this Section 20(a), (ii) any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Company,
                  (iii) any consideration payable in connection with a tender or exchange offer made by the Company or any subsidiary of the Company or (iv) any cash dividends on the Common Shares to the extent that the aggregate cash dividend per Common Share does not exceed (x) U.S.$0.16 in any fiscal quarter in the case of a quarterly dividend or (y) U.S.$0.64 in the prior twelve months in the case of an annual dividend (each such number, the "Dividend Threshold Amount"). The Dividend Threshold Amount is subject to an inversely proportional adjustment whenever the Fixed Conversion Rates are adjusted, provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Fixed Conversion Rates pursuant to this clause (5) or clause (3), (4), (5) or (7) of this Section 20(a).

                           (B) If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly or annual dividend, the adjustment shall be based upon the amount by which the distribution exceeds the applicable Dividend Threshold Amount. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly or annual dividend, the adjustment shall be based upon the full amount of such distribution.

                           (6) Self Tender Offers and Exchange Offers. In case a
                  tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Shares shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below in this Sub-Section)) of an aggregate consideration per Common Share having a Fair Market Value that exceeds the Current Market Price per Common Share on the seventh Trading Day next succeeding the last date on which (the "Expiration Time") tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended), then, and in each such case, immediately prior to the opening of business on the eighth Trading Day after the date of the Expiration Time, each Fixed Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing such Fixed Conversion Rate in effect immediately prior to the opening of business on the eighth Trading Day after the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price per Common Share on the seventh Trading Day after the Expiration Time and (II) the number of Common Shares issued and outstanding (including any shares validly tendered and not withdrawn) at the Expiration Time less (y) the amount of cash plus the Fair Market Value of the aggregate consideration payable to shareholders in the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per Common Share on the seventh Trading Day after the Expiration Time and (y) the number of Common Shares issued and outstanding (including any shares validly tendered and not withdrawn) as of the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares").

                           (7) Third Party Tender Offers and Exchange Offers.
                  (A) In case any person other than the Company or any subsidiary of the Company makes a payment in respect of a tender offer or exchange offer in which, as of the last time (the "Offer Expiration Time") that tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended), the Board of Directors is not recommending rejection of the offer, then each Fixed Conversion Rate will be adjusted by multiplying the Fixed Conversion Rate in effect immediately prior to the close of business on the date of the Offer Expiration Time by a fraction (A) the numerator of which will be the sum of (x) the Fair Market Value of the aggregate consideration payable to all holders of Common Shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Accepted Purchased Shares") and (y) the product of the number of Common Shares issued and outstanding less any such Accepted Purchased Shares and the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the Offer Expiration Time and (B) the denominator of which will be the product of the number of Common Shares issued and outstanding, including any such Accepted Purchased Shares, and the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the Offer Expiration Time. Such adjustment shall become effective as of the opening of business on the eighth Trading Day following the Offer Expiration Time.

                           (B)      The adjustment referred to in this clause
                                    (7) will only be made if (i) the tender
                                    offer or exchange offer is for an amount that increases the offeror's ownership of Common Shares to more than 30% of the total Common Shares issued and outstanding; and
                                    (ii) the cash and Fair Market Value of any other consideration included in the payment per Common Share exceeds the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the Offer Expiration Time.

                           (C) However, the adjustment referred to in this clause will not be made if as of the Offer Expiration Time, the offering documents disclose a plan or an intention to cause the Company to engage in a consolidation, amalgamation or merger or a sale of all or substantially all of the Company's assets. In the event the offeror is obligated to purchase shares pursuant to any such tender or exchange offer, but such Person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, each Fixed Conversion Rate shall be readjusted to what would have been in effect if such tender or exchange offer had not been made.

                           (8) Rights Plans. To the extent that the Company has
                  a rights plan in effect on any Conversion Date, upon conversion of any Convertible Preferred Shares, holders shall receive, in addition to the Common Shares, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Shares, in which case each Fixed Conversion Rate will be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

                  (b) Adjustment for Tax Reasons. The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 20, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any bonus issue, dividend or distribution of shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

                  (c) Calculation of Adjustments.

                           (1) All adjustments to the Conversion Rate shall be
                  calculated to the nearest 1/10,000th (or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) of a Common Share. Prior to the Mandatory Conversion Date or Accelerated Mandatory Conversion Date, as the case may be, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date or Accelerated Mandatory Conversion Date, as the case may be, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If an adjustment is made to the Conversion Rate pursuant to Section 20(a)(1), 20(a)(2), 20(a)(3), 20(a)(4), 20(a)(5), 20(a)(6), 20(a)(7) or
                  20(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (1), (2) and (3) of Section 13(b) will apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to Section 14(a)(1), 20(a)(2), 20(a)(3), 20(a)(4), 20(a)(5), 20(a)(6),
                  20(a)(7) or 20(b) and the denominator of which shall be the Conversion Rate immediately before such adjustment; provided that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by Section 20(a)(1), 20(a)(2), 20(a)(3), 20(a)(4), 20(a)(5), 20(a)(6), 20(a)(7) or 20(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Conversion Rate.

                           (2) No adjustment to the Conversion Rate need be made
                  if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Convertible Preferred Shares, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Shares. The applicable Conversion Rate shall not be adjusted:

                           (A) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company's securities and the investment of additional optional amounts in Common Shares under any plan;

                           (B) upon the issuance of any Common Shares or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries or to attract or retain present or future employees;

                           (C) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Convertible Preferred Shares were first issued;

                           (D) for a change in the par value of the Common Shares; or

                           (E)      for accrued, cumulated and unpaid dividends.

                           (3) The Company shall have the power to resolve any
                  ambiguity or correct any error in this Section 20 and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive.

                  (d) Notice of Adjustment. Whenever each Fixed Conversion Rate is to be adjusted in accordance with Section 20(a) or (b), the Company shall:
(i) compute each Fixed Conversion Rate in accordance with Section 20(a) or (b) and prepare and transmit to the Transfer Agent an officer's certificate setting forth each Fixed Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to each Fixed Conversion Rate pursuant to
Section 20(a) or (b) hereof (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the holders of the Convertible Preferred Shares of the occurrence of such event; and (iii) as soon as practicable following the determination of each revised Fixed Conversion Rate in accordance with Section 20(a) or (b) hereof, a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each revised Fixed Conversion Rate.

                  (e) Reorganization Events.

                           (1)      In the event of:

                           (A) any amalgamation, consolidation or merger of the Company with or into another Person (other than an amalgamation, merger or consolidation in which the Company is the continuing company and in which the Common Shares issued and outstanding immediately prior to the amalgamation, merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);

                           (B) any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Company;

                           (C) any reclassification of Common Shares into securities including securities other than Common Shares; or

                           (D) any statutory exchange of securities of the Company with another Person (other than in connection with an amalgamation, merger or acquisition) (any such event specified in this Section 20(e), a "Reorganization Event");

         then each Convertible Preferred Share issued and outstanding immediately prior to such Reorganization Event shall, without the consent of the holder of such Convertible Preferred Share, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) (the "Exchange Property") by a holder of Common Shares that (i) is not a person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such person, a "Constituent Person"), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Shares held by Affiliates of the Company and non-Affiliates, and
         (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event on the Mandatory Conversion Date or at the option of holders (other than a Merger Early Conversion) (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Shares"), then, for the purpose of this Section 20(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Shares in accordance with
         Section 13, 14, 15 or 16 hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date (without interest thereon and without any rights to dividends or distribution which have a recorded date prior to the date such Convertible Preferred Share are actually converted). The applicable Conversion Rate shall be (x) the Minimum Conversion Rate, in the case of an Early Conversion Date and (y) determined based upon the definition of Conversion Rate set forth in Section 13, in the case of the Mandatory Conversion Date, the Accelerated Mandatory Conversion Date or the Merger Solely Conversion Date.

                           (2) For purposes of this Section 20(e), "Applicable
                  Market Value" shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the

                  Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of this
                  Section 20(e), the term "Closing Price" shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 20(e), references to Common Shares in the definition of "Trading Day" shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

                           (3) The above provisions of this Section 20(e) shall
                  similarly apply to successive Reorganization Events and the provisions of Sections 14, 15 and 16 shall apply to any shares of the Company (or any successor) received by the holders of Common Shares in any such Reorganization Event.

                           (4) The Company (or any successor) shall, within 20
                  days of the occurrence of any Reorganization Event, provide written notice to the holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this
                  Section 20(e).

                  (f) The Company will not take any action which will cause an increase in the Fixed Conversion Rate, if such increase would cause the number of Common Shares issuable upon conversion of the Convertible Preferred Shares to exceed the number of authorized but unissued Common Shares available for issuance upon conversion of the Convertible Preferred Shares.

         SECTION 21. FORM OF ISSUANCE.

                  (a) Convertible Preferred Shares shall be issued in the form of one or more permanent global Convertible Preferred Share certificates with the global legend (the "Global Shares Legend"), as set forth on the form of Convertible Preferred Shares certificate attached hereto as Exhibit A (each such certificate, a "Global Preferred Share"), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Shares shall be deposited on behalf of the holders of the Convertible Preferred Shares represented thereby with the Transfer Agent, as custodian for DTC or another Depositary, and issued in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided. This Section 21(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Transfer Agent shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the DTC and (ii) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the

Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, subject to applicable law and the Amended and Restated Bye-Laws, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated Convertible Preferred Shares, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a "clearing agency" registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive certificates for Convertible Preferred Shares, with the same terms and of an equal aggregate Liquidation Preference. Definitive Convertible Preferred Shares shall be transferred to the name or names of the person or persons specified by the Depositary in a written instrument to the Transfer Agent.

                  (b) (1) A duly authorized person shall sign the Global Preferred Shares for the Company, in accordance with the Company's bye-laws and applicable Bermuda law, by manual or facsimile signature.

                           (2) A Global Preferred Share shall not be valid until
                  an authorized signatory of the Transfer Agent manually countersigns the Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

         SECTION 22. REPLACEMENT SHARE CERTIFICATES.

                  (a) If physical certificates are issued, and any of the Convertible Preferred Share certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Share certificate, or in lieu of and substitution for the Convertible Preferred Share certificate lost, stolen or destroyed, a new Convertible Preferred Share certificate of like tenor and representing an equivalent amount of Convertible Preferred Share, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Share certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

                  (b) The Company shall not be required to issue any certificates representing the Convertible Preferred Shares on or after the Mandatory Conversion Date or Accelerated Mandatory Conversion Date, as the case may be. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date or any or Accelerated Mandatory Conversion Date, as the case may be, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver certificates representing the Common Shares issuable pursuant to the terms of the Convertible Preferred Shares formerly evidenced by the certificate.

                                                                       EXHIBIT A

                        FORM OF 7.25% SERIES A MANDATORY
                     CONVERTIBLE PREFERRED SHARE CERTIFICATE





Number:  A-1                                               CUSIP No.:  G4933P119
                                                         ISIN No.:  BMG4933P1196

        9,000,000 7.25%% Series A Mandatory Convertible Preferred Shares
                    (Liquidation Preference $26.25 Per Share)


                               IPC HOLDINGS, LTD.


This certifies that Cede & Co. is the record owner of 9,000,000 fully paid and non-assessable 7.25% Series A Mandatory Convertible Preferred Shares, par value $0.01 per share, liquidation preference $26.25 per share, of IPC HOLDINGS, LTD. (hereinafter the "Company"), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Memorandum of Association and of the Bye-laws of the Company and all amendments thereto and to the Certificate of Designations relating to the shares represented hereby (copies of which are on file at the office of the Transfer Agent) to all of which the holder of this Certificate by acceptance hereof assents. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Transfer Agent.

                                      IPC HOLDINGS, LTD.


                                      By:
                                         -------------------------------
                                         Name:
                                         Title:

Dated:  November 4, 2005

Countersigned and Registered by the
Transfer Agent

COMPUTERSHARE INVESTOR SERVICES

By:
   ----------------------------
   Name:
   Title:

                               REVERSE OF SECURITY

                               IPC HOLDINGS, LTD.

The 7.25% Series A Mandatory Convertible Preferred Shares, par value $0.01 per share, liquidation preference $26.25 per share (the "Convertible Preferred Shares"), have the preferences and privileges, conversion rights, dividend rights, liquidation preferences and such other rights and qualifications, limitations and restrictions as provided in the Certificate of Designations relating to the Convertible Preferred Shares, in addition to those set forth in the Memorandum of Association and Bye-Laws of the Company, a copy of which will be furnished by the Company to any holder without charge upon request addressed to the Secretary of the Company at its principal office in Pembroke, Bermuda, or to the Transfer Agent named on the face of this certificate.

The Convertible Preferred Shares will automatically convert on November 15, 2008 into a number of common shares, par value $0.01 per share, of the Company (the "Common Shares) as provided in the Company's Certificate of Designations relating to the Convertible Preferred Shares (the "Certificate of Designations"). The Convertible Preferred Shares are also convertible into Common Shares at any time prior to November 15, 2008, as provided in the Certificate of Designations. The preceding description is qualified in its entirety by reference to the Certificate of Designations, and the Company's Memorandum of Association and Bye-laws, a copy of which will be furnished by the Company to any holder without charge upon request addressed to the Secretary of the Company at its principal office in Pembroke, Bermuda, or to the Transfer Agent named on the face of this certificate.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF SHARES REPRESENTED BY THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF SHARES REPRESENTED BY THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

                                   ASSIGNMENT

FOR VALUE RECEIVED, _________________ HEREBY SELL, ASSIGN AND TRANSFER UNTO


________________________________________________________________________________
Please Insert Social Security or
Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

________________________________________________________________________________
OF THE SHARES REPRESENTED BY THE WITHIN CERTIFICATE, AND DO HEREBY IRREVOCABLY CONSTITUTE AND APPOINT _______________________ ATTORNEY TO TRANSFER THE SAID SHARES ON THE BOOKS OF THE WITHIN NAMED COMPANY WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

DATED __________________                              SIGNED _________________

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.


SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member of a Medallion Signature Program)